Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, OTHERWISE DISPOSED OF OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE OR OTHER SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION AND EXCEPT IN COMPLIANCE WITH SECTION 14 HEREOF.

THIS NOTE IS SUBJECT IN ALL RESPECTS TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 5 HEREOF.

MATTRESS FIRM, INC.

SECOND AMENDED AND RESTATED
SECURED SENIOR SUBORDINATED PROMISSORY NOTE

March 31, 2004	$17,000,000.00

WHEREAS, on October 18, 2002 (the “Original Issuance Date”), MMA Acquisition Company, Inc., a Delaware corporation (“Acquisition Company”) issued that certain $17,500,000 in principal amount Promissory Note (the “Original Promissory Note”) to Mattress Holdings International, LLC (“MHI”);

WHEREAS, on October 18, 2002, Malachi Mattress America, Inc., a Delaware corporation, merged (the “Merger”) with and into Acquisition Company, with Acquisition Company surviving the Merger and changing its name to “Mattress Firm, Inc.” (such surviving entity, “Borrower”);

WHEREAS, on October 18, 2002, the Original Note was amended and restated pursuant to that certain Amended and Restated Secured Senior Subordinated Promissory Note (the “Amended Promissory Note”) by Borrower in favor of MHI;

WHEREAS, contemporaneously herewith, SLN Finance, LLC (together with its successors and assigns, “Lender”) acquired from MHI all of the indebtedness evidenced by the Amended Promissory Note (the “Debt Acquisition”);

WHEREAS, it is a condition to the consummation of Debt Acquisition that Lender and Borrower amend and restate the Amended Promissory Note in the manner set forth herein; and

WHEREAS, as additional consideration for the agreement of Borrower to amend and restate the Amended Promissory Note, Lender has agreed to forgive $500,000 of the principal balance for the Amended Promissory Note, which results in the outstanding principal balance thereof being reduced to $17,000,000.00.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree to amend and restate the Amended Promissory Note as follows (all references herein to this “Note” shall mean the Amended Promissory Note as amended and restated herein):

Borrower for value received, hereby promises to pay, in immediately available funds, to Lender or registered assigns (but only if such assignment is permitted by and is in compliance with Section 14 hereof), the principal amount of $17,000,000.00, on June 28, 2009 (the “Maturity Date”) together with interest thereon calculated hereunder in accordance with the provisions contained herein. Borrower will maintain a register in which it will record Lender’s initial ownership of this Note and any changes in ownership of this Note which occur as permitted by and in compliance with Section 14 hereof. The holder of this Note as indicated at any time in such register shall be referred to herein as the “Registered Holder” of this Note.

1.            Definitions.

(a)                               For purposes of this Note, the following capitalized terms have the following meaning.

“Accounts” shall have the meaning given to it in the Security Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, prior to the occurrence of a MFA Triggering Event, MFA shall not be considered an “Affiliate” of Borrower or any Guarantor.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or any vice president of such Person.

“Availability” has the meaning ascribed thereto in the Senior Loan Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“Change of Control” means each occurrence of any of the following:

(a)          the Permitted Holders shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of at least 100% of the aggregate outstanding voting power of the Capital Stock of Parent or at least 51% of the outstanding non-voting power of the Capital Stock of Parent,

(b)          Parent ceases to own and control directly 100% of the Capital Stock of the Borrower,

(c)          the Borrower cease to own, directly or indirectly, and control 100% of the Capital Stock of any Guarantor (other than Parent) or any of the Borrower’s Subsidiaries, unless otherwise permitted hereunder,

(d)          (i) Parent consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into Parent, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of Parent is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holder have a beneficial ownership in the aggregate of at least 100% of the aggregate outstanding voting power of the Capital Stock of the resulting, surviving or transferee entity or at least 51% of the outstanding non-voting power of the Capital Stock of the resulting, surviving or transferee entity.

“Closing Date Financial Statements” shall have the meaning set forth in Section 8(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and related rules and regulations promulgated thereunder by the Internal Revenue Service.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by Parent or any of its Subsidiaries upon which a Lien is granted or purported to be granted by such Person to Lender pursuant to any of the Loan Documents.

“Compliance Certificate” shall mean a certificate substantially in the form of the attached Exhibit A and signed by an Authorized Officer.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Debt” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created (“Current Accounts Payable”)); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to Lender and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all other items (other than Current Accounts Payable and other than obligations in respect of deferred taxes, deferred rent, vendor incentives and customer deposits that are not more than 90 days past due) which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.  The Debt of any Person (without duplication) shall include the Debt of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Default” shall mean any of the events specified in Section 6 of this Note, whether or not any requirement for the giving of notice or lapse of time or other condition precedent has been satisfied.

“Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Note plus 4.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein prior to the Event of Default plus 4.0 percentage points.

“Designated Loan Amount” means the sum of (a) $11,041,666.68, and (b) the aggregate amount added to the principal balance of the term loans evidenced by the Solunet Loan Agreement.

“Designated Payment Date” means the Final Maturity Date, as such term is defined in the Senior Loan Agreement.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person (other than a transfer of a franchise to any Person), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Distribution” shall mean and include (a) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (b) the redemption or acquisition of its securities unless made contemporaneously from the net proceeds of the sale of securities.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of Borrower or any Guarantor or any of their respective ERISA Affiliates.

“Equipment” shall have the meaning given to it in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

“Event of Default” shall mean any of the events specified in Section 6 of this Note.

“Excess Availability” has the meaning ascribed thereto in the Senior Loan Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Receipts” means any cash received (other than in the ordinary course of business and not consisting of proceeds of Dispositions, Franchise Events or Debt), by the Parent or any of its Subsidiaries (other than from Borrower or a Guarantor), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Tuesday closest to January 31st.  References in any Loan Document to a specific Fiscal Year means the Fiscal Year roughly corresponding to the referenced calendar year (e.g. “Fiscal Year 2004” means the Fiscal Year ending February 1, 2005).

“Franchise Event” means (a) the issuance by Borrower or a Guarantor of a new franchise agreement or (b) the opening of a new store by a franchisee of Borrower or a Guarantor.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authorities” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” shall mean that certain Amended and Restated Guaranty executed by the Guarantors in favor of the Lender.

“Guarantors” shall mean Parent and all present and future Subsidiaries of the Borrower.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Inventory” shall have the meaning given to it in the Security Agreement.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan Documents” shall mean this Note, the Security Instruments, the Guaranty and such other instruments, documents, and agreements evidencing, securing, or pertaining to the loans evidenced by this Note, which have heretofore been or hereafter are from time to time executed and delivered to Lender by Borrower and its Subsidiaries, or any other Person pursuant to this Note.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries, (ii) the ability of Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Note or any other Loan Document, (iv) the rights and remedies of Lender under any Loan Document, or (v) the validity, perfection or priority (subject to Permitted Liens) of a Lien in favor of Lender.

“MFA” means Mattress Firm Arizona, LLC, an Arizona limited liability company.

“MFA Triggering Event” means means the date when (a) MFA’s TTM EBITDA at any time is greater than $250,000, and (b) Senior Agent requests that MFA execute a joinder to the Senior Loan Agreement and the other Senior Loan Documents.

“MFOL” means Mattress Firm Operating, Ltd., a Texas limited partnership.

“MFOL Management Agreement” the Management, Operation and Services Agreement, by and between Borrower and MFOL, as in effect on the date hereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower, any Guarantor or any of their respective ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means, (i) with respect to any Disposition or Franchise Event by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Debt secured by any Permitted Lien on any asset (other than Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition or Franchise Event (other than Debt under this Note), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition or Franchise Event (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Debt by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Payment Blockage Period” means, with respect to any Non-Payment Default, the period from and including the date of receipt by Registered Holder of a Non-Payment Default Notice relating thereto until the first to occur of (a) the date on which the holders of the Senior Indebtedness shall have expressly waived or acknowledged the cure of such Non-Payment Default, in each case, in writing, or (b) the date on which the holders of the Senior Indebtedness shall expressly and irrevocably waive the application of Section 5(d) hereof in writing.

“Non-Payment Default” has the meaning specified in Section 5(d) hereof.

“Non-Payment Default Notice” means a written notice from or on behalf of the holders of the Senior Indebtedness of the existence of a Non-Payment Default and specifically designating such notice as a “Non-Payment Default Notice.”

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrower or any Guarantor to Lender under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding.  Without limiting the generality of the foregoing, the Obligations of Borrower and each Guarantor under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Parent” means Mattress Holding Corp., a Delaware corporation.

“Payment Blockage Period” means, with respect to any Payment Default, the period from and including the date of receipt by Registered Holder of a Payment Default Notice relating thereto until the first to occur of (a) the date on which the holders of the Senior Indebtedness have expressly waived or acknowledged the cure of such Payment Default, in each case in writing, or (b) the date on which the holders of the Senior Indebtedness shall expressly and irrevocably waive the application of Section 5(c) hereof, in writing.

“Payment Default” has the meaning specified in Section 5(c) hereof.

“Payment Default Notice” means a written notice from or on behalf of the holders of the Senior Indebtedness of the existence of a Payment Default and specifically designating such notice as a “Payment Default Notice.”

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Debt” shall mean:

(a)                               the Debt included in the Obligations;

(b)                              Debt evidenced by Capitalized Lease Obligations entered into at any time in order to finance capital expenditures made by Borrower and the Guarantors in accordance with the provisions of Section 7.02(g) of the Senior Loan Agreement, which Debt, when aggregated with the principal amount of all Debt incurred under this clause (b) and clause (c) of this definition, does not exceed $1,500,000 at any time outstanding;

(c)                               purchase money Debt incurred at any time to enable Borrower or a Guarantor to acquire equipment in the ordinary course of its business, which Debt, when aggregated with the principal amount of all Debt incurred under this clause (c) and clause (b) of this definition, does not exceed $1,500,000 at any time outstanding;

(d)                              Debt under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(e)                               Subordinated Debt;

(f)                                  Debt of Borrower consisting of (i) guaranties by Borrower of Debt of a Guarantor that otherwise constitutes Permitted Debt or (ii) guaranties by Borrower of any other obligation of a Guarantor provided such obligation itself is otherwise permitted under the Loan Documents and does not result in an Event of Default;

(g)                               Debt evidenced by the Senior Loan Agreement and the other Senior Loan Documents;

(h)                               [intentionally omitted]

(i)                                   Debt to customers in respect of warranty claims and rights of return of inventory which is incurred in the ordinary course of business;

(j)                                  Debt listed on Schedule 9(a) (other than Debt described above in clauses (b) or (c) above), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Borrower and the Guarantor and Lender than the terms of the Debt being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification;

(k)                              Debt permitted by Section 9(b); and

(l)                                   Debt pursuant to the Sun Management Agreement and the MFOL Management Agreement, in an aggregate amount not to exceed the amount that is permitted to be paid pursuant to Section 9(i)(F) and Section 9(i)(G), respectively.

“Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business, (c) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (b) and (c) do not exceed $100,000 in the aggregate in any twelve-month period, (d) the use or transfer of Cash or Cash Equivalents by Borrower or any Guarantor or their respective Subsidiaries in a manner that is not prohibited by the terms of this Note, (e) the licensing by Borrower or any Guarantor or their respective Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (f) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of Borrower or any Guarantor, (g) the return of Inventory to suppliers in the ordinary course of business, (h) the transfers of assets described in Section 5.03(b) of the Senior Loan Agreement, and (i) the disposition of less than five store locations in any one city or metropolitan area, the approval of the opening by a franchisee of Borrower or a Guarantor of less than five store locations in any one city or metropolitan area, or the grant of a franchise, so long as such franchise does not involve five or more store locations in any one city or metropolitan area.

“Permitted Holders” means Sun Fund and its Affiliates.

“Permitted Investments” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions, and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s; and (vii) advances to officers and other employees of Borrower or any Guarantor in the ordinary course of business in an aggregate outstanding amount at any one time not in excess of $100,000.

“Permitted Liens” shall mean, as applied to the property of any specified Person:

(a)                               Liens created pursuant to any Loan Document or any documents executed in connection with the Senior Loan Agreement;

(b)                              Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c) of the Senior Loan Agreement;

(c)                               Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Debt for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)                              Liens arising under Capitalized Leases or securing purchase money Debt permitted under the definition of Permitted Debt; provided, however, that (A) no such Lien shall extend to or cover any other property of Borrower or a Guarantor or any of their respective Subsidiaries, and (B) the principal amount of the Debt secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;

(e)                               deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(f)                                  easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by Borrower or any Guarantor or any of their respective Subsidiaries in the normal conduct of such Person’s business;

(g)                               leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(h)                               precautionary UCC financing statement filings regarding operating leases;

(i)                                   Liens in existence as of the date hereof and set forth on Schedule A attached hereto, but not the extension of coverage thereof to other property or assets;

(j)                                  Liens arising out of the existence of judgments or awards not giving rise to an Event of Default; and

(k)                              [intentionally omitted]

(l)                                   statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” shall mean an employee benefit plan of Borrower or any of its Subsidiaries subject to ERISA.

“Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement, of even date herewith, among Borrower, each Guarantor and Lender, executed in connection with the loan made hereunder covering, among other things, Borrower’s and each Guarantor’s Capital Stock, as may be amended, modified, restated, and affirmed from time to time.

“property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Reference Bank” means JPMorgan Chase Bank.

“Reference Rate” means the greater of (a) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate.  The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers, and (b) 4% per annum.  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reportable Event” shall mean a reportable event as defined by ERISA.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, decrees, judgments, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations (and any authoritative interpretation of any of the foregoing), in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i) of the Senior Loan Agreement.

“Scheduled Payment Date” has the meaning specified in Section 5(c) hereof.

“Securities” shall mean “securities” as defined in Article 8 of the UCC.

“Security Agreement” shall mean that certain Amended and Restated General Security Agreement, of even date herewith, among Borrower, each Guarantor and Lender, executed in connection with the loan made hereunder covering, among other things, Borrower’s and each Guarantor’s Accounts, Equipment, Inventory, and Securities, as may be amended, modified, restated, and affirmed from time to time.

“Security Instruments” shall mean the Security Agreement, the Pledge Agreement and any and all other heretofore and hereafter existing security and other agreements which create or grant a lien or security interest as security for the Debt evidenced by this Note or by the Guaranty.

“Senior Agent” means Ableco Finance LLC, a Delaware limited liability company, as administrative agent and as collateral agent for certain lenders party to the Senior Loan Agreement.

“Senior Indebtedness” means all indebtedness or other obligations of any kind or nature of Borrower and the Guarantors under the Senior Loan Documents (including without limitation the “Obligations”, as such term is defined in the Senior Loan Agreement), in an aggregate outstanding principal amount not in excess of $17,000,000 (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding).

“Senior Loan Agreement” shall mean the Financing Agreement, dated of even date herewith, by and among Parent, Borrower, its Subsidiaries, the lenders from time to time a party thereto, and Senior Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Loan Documents” means the “Loan Documents”, as such term is defined in the Senior Loan Agreement.

“Solunet Agent” means Ableco Finance LLC, a Delaware limited liability company, as administrative agent and as collateral agent for certain lenders party to the Solunet Loan Agreement.

“Solunet Loan Agreement” means that certain Financing Agreement dated as of even date herewith, by and among the lenders from time to time a party thereto, Solunet Agent, and Lender (as Borrower thereunder), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Standstill Period” means, with respect to any Payment Default or Non-Payment Default, the period from and including the date of receipt by Registered Holder of a Default Notice relating thereto until the first to occur of (a) the date on which the holders of the Senior Indebtedness shall have expressly waived or acknowledged the cure of such Payment Default or Non-Payment Default, in each case, in writing, and (b) the date on which the holders of the Senior Indebtedness shall expressly and irrevocably waive the application of Sections 5(c) and 5(d) hereof in writing.

“Subordinated Debt” means indebtedness or other obligations of Borrower or any Guarantor to any other Person other than Borrower, a Guarantor or Senior Agent, the terms of which are satisfactory to Lender and which has been expressly subordinated in right of payment to all Obligations of Borrower or such Guarantor under the Loan Documents and otherwise is on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to Lender.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided, that prior to the occurrence of a MFA Triggering Event, MFA shall not be deemed to be a Subsidiary of Borrower or any Guarantor.

“Sun Fund” shall mean Sun Capital Partners II, L.P.

“Sun Management Agreement” the Management Services Agreement, dated as of October 18, 2002, by and between Sun Capital Partners Management, LLC and Borrower, as in effect on the date hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes Borrower, any Guarantor, or any of their respective ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Triggering Event” means the earlier to occur of (a) the acceleration of the Debt evidenced by the Senior Loan Agreement, or (b) the repayment in full of the Debt evidenced by the Senior Loan Agreement.

“TTM EBITDA” has the meaning ascribed thereto in the Senior Loan Agreement.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

(b)          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Note and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References in this Note to “determination” by Lender include estimates honestly made by Lender (in the case of quantitative determinations) and beliefs honestly held by Lender (in the case of qualitative determinations).

(c)          Accounting and Other Terms.  Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

(d)          Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.

2.            Payment of Principal.

(a)          Scheduled Payment.  The outstanding principal amount of this Note shall be repayable in twenty-four (24) consecutive monthly installments, on the first day of each month commencing on April 1, 2005, consisting of (i) twelve (12) consecutive monthly installments, each in an amount equal to $64,950.98, followed by (ii) twelve (12) consecutive monthly installments, each in an amount equal to $113,664.22.  On the Designated Payment Date, Borrower shall make an additional payment in the amount equal to the difference between (A) the Designated Loan Amount and (B) the aggregate amount of all other principal payments and prepayments on account of the Obligations made after the date hereof.  The outstanding principal balance of the Obligations shall be due and payable in full on the Maturity Date.

(b)          Optional Prepayment.  Borrower may prepay the principal amount of this Note, in whole or in part (together with all interest accrued hereunder), at any time and from time to time, without premium or penalty.

(c)          Mandatory Prepayment.

(i)            Immediately upon the occurrence of a Triggering Event, the Borrower shall prepay the principal balance of this Note in an amount equal to the difference between (a) the Designated Loan Amount and (b) the aggregate amount of all other principal payments and prepayments on account of the Obligations made after the date hereof, together with all accrued and unpaid interest thereon and all other Obligations then outstanding.

(ii)           Immediately upon receipt of any proceeds of any Disposition by Parent or any of its Subsidiaries (other than a Permitted Disposition of the type described in clauses (a), (d), (e) or (f) of the definition of Permitted Dispositions) or the up front fees received by Parent or such Subsidiary in consideration of any Franchise Event (regardless of whether paid to Parent or such Subsidiary initially or paid over time) and all other similar fees paid in accordance with historical practices (such fees, collectively the “Up Front Franchise Fees”), the Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to the lesser of (A) the Designated Loan Amount minus the aggregate amount of all other principal payments and prepayments on account of the Obligations made after the date hereof, and (B) 100% of (x) in the case of Dispositions, the Net Cash Proceeds received by such Person in connection with such Disposition, or (y) in the case of a Franchise Event, the Up Front Franchise Fees received by such Person in connection therewith, if the aggregate amount of Net Cash Proceeds or Up Front Franchise Fees received by Borrower, the Guarantors and their respective Subsidiaries (and not paid as a prepayment of the Obligations or the Senior Indebtedness) shall exceed $50,000 (for all such Dispositions or Franchise Events since the date hereof).  Nothing contained in this clause (ii) shall permit Parent or any of its Subsidiaries to dispose of any property other than in connection with a Permitted Disposition.

(iii)          Upon the issuance or incurrence by Parent or any of its Subsidiaries of any Debt (other than Debt referred to in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j), (k) or (l) of the definition of Permitted Debt), or the sale or issuance by Parent or any of its Subsidiaries of any shares of its Capital Stock, Borrower shall prepay the Obligations in an amount equal to the lesser of (A) the Designated Loan Amount minus the aggregate amount of all other principal payments and prepayments on account of the Obligations mad after the date hereof, and (B) 100% of the Net Cash Proceeds received by such Person in connection with such sale or issuance of Debt or Capital Stock.  The provisions of this clause (iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Note.

(iv)         Upon the receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Obligations in an amount equal to the lesser of (A) the Designated Loan Amount minus the aggregate amount of all other principal payments and prepayments on account of the Obligations after the date hereof, and (B) 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided that; if no Event of Default has occurred and is continuing such prepayment shall only be required if the aggregate amount of all such Extraordinary Receipts received since the date hereof exceeds $10,000; provided, however, that so long as (A) no Event of Default has occurred and is continuing or would result therefrom, and (B) Borrower has not less than $4,000,000 of Excess Availability, the Borrower may, on or prior to the date of the receipt of the proceeds of Extraordinary Receipts in the form of proceeds of insurance or condemnation awards, request that the amount of the required prepayments set forth in this Section 2(c)(iv), not occur at such time, and that Borrower be permitted to apply such Extraordinary Receipts to the costs of repairs, replacement or restoration of the property which is the subject of the loss, destruction, or taking by condemnation (so long as such proceeds do not relate to damage or destruction of a warehouse or distribution facility (or the goods contained therein) of Borrower or a Guarantor).  If such notice is timely given and if such proceeds do not relate to damage or destruction of a warehouse or distribution facility (or the goods contained therein) of Borrower or a Guarantor, the Borrower shall be relieved of its obligation to make such mandatory prepayments at such time; provided, further, however, that pending the re-investment of such proceeds by the Borrower in accordance with the provisions of this Section, such proceeds shall be paid over to the Senior Agent.  If such notice is timely given and if such proceeds do relate to damage or destruction of a warehouse or distribution facility (or the goods contained therein) of Borrower or a Guarantor, and if, in the sole judgment of the Senior Agent, Borrower or a Guarantor have Availability, and/or casualty and business interruption insurance proceeds in amounts sufficient to ensure that the Borrower will be able to make payment as and when due of each of its Senior Indebtedness and Obligations that will be payable during the period of repair, replacement, or restoration, the Borrower shall be relieved of its obligation to make such mandatory prepayments at such time.  If, within 90 days after the date of the Borrower’s receipt of the proceeds of such Extraordinary Receipts, the Borrower provides the Senior Agent reasonably detailed reporting indicating that the Borrower has invested all or a portion of such proceeds in assets used or useful in the business similar or ancillary to the business of the Borrower as it exists as of the date hereof, then the required prepayment shall be reduced on a dollar-for-dollar basis with the amount of the proceeds so invested; provided further, however, that if, on such 90th day all or any portion of such proceeds have not been so invested, the portion remaining shall be used to make the required prepayment or repayment, as applicable, of the Sealy Subordinated Debt, to the extent such prepayment is required above in this Section 2(c)(iv), or the Loans, to the extent required in the Senior Loan Agreement, as of such 90th day.

(d)          Interest.  Any prepayment made pursuant to this Section 2 shall be accompanied by accrued interest on the principal amount being prepaid to the date upon which such prepayment is credited to Borrower’s account.

(e)          Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2, payments with respect to any subsection of this Section 2 are in addition to payments made or required to be made under any other subsection of this Section 2.

(f)           Irrevocable Direction.  Lender hereby irrevocably directs Borrower, until such time as Lender’s Debt to Solunet Agent and the other lenders under the Solunet Loan Documents has been paid in full, to make all payments due to Lender under this Note to Solunet Agent on behalf of Lender.  Any payment made by Borrower to Solunet Agent on behalf of Lender shall be deemed to be a payment by Borrower to Lender, and shall be deemed to satisfy the Obligations of Borrower to Lender to the extent such payment is received by Solunet Agent.  This direction is coupled with an interest, and is irrevocable until such time as Lender’s Debt to Solunet Agent and the other lenders under the Solunet Loan Documents has been paid in full.  Upon such satisfaction of such Debt, Lender shall promptly provide Borrower of evidence of such satisfaction.

3.            Interest.

(a)          Obligations.  Except as provided in Section 3(b) below, the Obligations shall bear interest on the principal amount thereof from time to time outstanding, from the date hereof until such principal is repaid, at a rate per annum equal to the Reference Rate plus 4.75 percentage points.

(b)          Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Obligations, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Default Rate.

(c)          Interest Payment.  Interest on the Obligations shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the date of this Note and at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Default Rate shall be payable on demand.

(d)          General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

4.            Fees.

(a)          Anniversary Fee.  The Borrower shall pay to the Lender a non-refundable anniversary fee (the “Anniversary Fee”) equal to $303,645.84, which shall be fully earned on the date hereof and payable on each anniversary of the date hereof occurring prior to the date on which all Obligations are paid in full in cash.

5.            Subordination.

(a)          Anything in this Note to the contrary notwithstanding, Registered Holder, by its acceptance of this Note, agrees that the Obligations are and shall be subordinate and junior, to the extent set forth below, and subject in right of payment to the prior payment in full of all Senior Indebtedness.

(b)          The expression “payment in full” or “paid in full” or any similar term or phrase when used in this Section 5 with respect to Senior Indebtedness shall mean the payment in full of all such Senior Indebtedness in cash and the termination of all financing commitments in respect thereof.

(c)          If (i) Parent, Borrower or any of their respective Subsidiaries shall default in the payment of any Senior Indebtedness (whether principal, interest, or other payment) when the same becomes due and payable, whether at maturity or at a date fixed for scheduled payment or by declaration or acceleration or otherwise (a “Payment Default”), and (ii) Registered Holder shall have received a Payment Default Notice, then Borrower shall not make, and shall not permit Parent or any of their respective Subsidiaries to make, and Registered Holder shall not accept or receive any direct or indirect payment or distribution of any kind or character (whether in cash, securities, property, by set-off, or otherwise) on account of the Obligations during the Payment Blockage Period applicable to such Payment Default; provided, however, that in the case of any payment on or in respect of any Obligation that would (in the absence of any such Payment Default Notice) have been due and payable on any date (a “Scheduled Payment Date”) during such Payment Blockage Period, the provisions of this Section 5(c) shall not prevent the making of such payment (a “Scheduled Payment”) on or after the date immediately following the termination of such Payment Blockage Period.  The foregoing provisions of this subsection to the contrary notwithstanding, the failure by Borrower to make a Scheduled Payment on a Scheduled Payment Date during a Payment Blockage Period shall nevertheless constitute an Event of Default.  If Registered Holder shall have received a Payment Default Notice from or on behalf of the holders of the Senior Indebtedness, Registered Holder during the Standstill Period applicable thereto shall be prohibited from enforcing any of its default remedies (other than the imposition of interest at the Default Rate, but including the right to exercise set-off rights) with respect thereto (including any right to sue Parent, Borrower or any of their respective Subsidiaries, to exercise remedies under the Security Instruments, or to file or participate in the filing of an involuntary bankruptcy petition against Parent, Borrower or any of their respective Subsidiaries) until such Standstill Period shall cease to be in effect; provided, however, that if Registered Holder had initiated an enforcement action prior to the commencement of such Standstill Period at a time when Registered Holder was entitled to do so, then Registered Holder shall not be prevented during such Standstill Period from taking those steps, but no others, with respect to such pending enforcement action as are required by a mandatory provision of law.  Registered Holder, upon the termination of any Standstill Period applicable thereto, may, at its sole election, exercise any and all remedies available to it under this Note, the other Loan Documents, or applicable law.  In the event that, notwithstanding the foregoing, Parent, Borrower or any of their respective Subsidiaries shall make any payment to Registered Holder prohibited by the foregoing provisions of this Section 5(c), then and in such event such payment shall be segregated by Registered Holder and held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the agent for such holders (in the same form received, with all necessary endorsements) for application against the Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full.  Any Payment Default Notice shall be deemed received by Registered Holder upon the earlier of: (x) the date of actual receipt by Registered Holder of such Payment Default Notice in writing, or (y) the date on which the holder of the Senior Indebtedness or the agent for the holders of the Senior Indebtedness, as applicable, shall have telephonically notified Registered Holder of the occurrence of a Payment Default and indicated that it was sending a written Payment Default Notice to Registered Holder, which such Payment Default Notice may be sent by messenger, over-night courier service, telefacsimile, or certified mail return receipt requested, but if such written Payment Default Notice is not received by Registered Holder within 5 Business Days of the date of the telephonic notice then such Payment Default Notice shall be deemed never to have been given.  Registered Holder shall provide a copy of any Payment Default Notice within 5 Business Days of its receipt of such Payment Default Notice.

(d)          Except under circumstances when the terms of Sections 5(c) or 5(f) are applicable, if (i) an event of default shall have occurred and be continuing under the Senior Loan Documents (a “Non-Payment Default”), and (ii) Registered Holder shall have received a Non-Payment Default Notice, then Borrower shall not make, and shall not permit Parent or any of their respective Subsidiaries to make, and Registered Holder shall not accept or receive any direct or indirect payment or distribution of any kind or character (whether in cash, property, securities, by set-off, or otherwise) on account of the Obligations during the Non-Payment Blockage Period applicable to such Non-Payment Default; provided, however, that in the case of any Scheduled Payment on or in respect of any Obligation that would (in the absence of any such Non-Payment Default Notice) have been due and payable on any Scheduled Payment Date during such Non-Payment Blockage Period, the provisions of this Section 5(d) shall not prevent the making of such Scheduled Payment on or after the date immediately following the termination of such Non-Payment Blockage Period.  The foregoing provisions of this Section 5(d) to the contrary notwithstanding, the failure by Borrower to make a Scheduled Payment on a Scheduled Payment Date during a Non-Payment Blockage Period shall nevertheless constitute an Event of Default.  If Registered Holder shall have received a Non-Payment Default Notice from or on behalf of the holders of the Senior Indebtedness, then Registered Holder during the Standstill Period applicable thereto shall be prohibited from enforcing any of its default remedies (other than the imposition of interest at the Default Rate, but including the right to exercise set-off rights) with respect thereto (including any right to sue Parent, Borrower or any of their respective Subsidiaries, to exercise remedies under the Security Instruments, or to file or participate in the filing of an involuntary bankruptcy petition against Parent, Borrower or any of their respective Subsidiaries) until such Standstill Period shall cease to be in effect; provided, however, that if Registered Holder had initiated an enforcement action prior to the commencement of such Standstill Period at a time when Registered Holder was entitled to do so, then Registered Holder shall not be prevented during such Standstill Period from taking those steps, but no others, with respect to such pending enforcement action as are required by a mandatory provision of law.  Registered Holder, upon the termination of any Standstill Period applicable thereto, may, at its sole election, exercise any and all remedies (including the acceleration of the maturity of the Obligations) available to it under this Note or applicable law.  In the event that, notwithstanding the foregoing, Parent, Borrower or any of their respective Subsidiaries shall make any payment to Registered Holder prohibited by the foregoing provisions of this Section 5(d), then and in such event such payment shall be segregated by such Registered Holder and held in trust for the benefit of and immediately shall be paid over to the holders of the Senior Indebtedness or the agent for such holders (in the same form received, with all necessary endorsements) for application against the Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full.  Any Non-Payment Default Notice shall be deemed received by Registered Holder upon the earlier of: (x) the date of actual receipt by Registered Holder of such Non-Payment Default Notice in writing, or (b) the date on which the holder of the Senior Indebtedness or the agent for the holders of the Senior Indebtedness, as applicable, shall have telephonically notified Registered Holder of the occurrence of a Non-Payment Default and indicated that it was sending a written Non-Payment Default Notice to Registered Holder, which such Non-Payment Default Notice may be sent by messenger, over-night courier service, telefacsimile, or certified mail return receipt requested, but if such written Non-Payment Default Notice is not received by Registered Holder within 5 Business Days of the date of the telephonic notice then such Non-Payment Default Notice shall be deemed never to have been given.  Registered Holder shall provide a copy of any Non-Payment Default Notice within 5 Business Days of its receipt of such Non-Payment Default Notice.

(e)          Anything contained in Sections 5(c) or 5(d) to the contrary notwithstanding, Registered Holder shall not exercise any of its default remedies (other than the imposition of interest at the Default Rate, but including any judicial or non-judicial action to enforce the Obligations, any exercise of remedies under the Security Instruments, any exercise of set-off rights, and any right to sue Parent, Borrower or any of their respective Subsidiaries or to file or participate in the filing of an involuntary bankruptcy petition against Parent, Borrower or any of their respective Subsidiaries) with respect to an Event of Default prior to 10 Business Days after the receipt acknowledged in writing by or on behalf of the holders of the Senior Indebtedness of a written notice from Registered Holder stating that an Event of Default has occurred and is continuing, specifying in reasonable detail the nature of such Event of Default, and specifically designating such notice as a “Junior Default Notice” which Registered Holder shall deliver to the holders of the Senior Indebtedness prior to exercising any such rights or remedies.

(f)           In the event of (i) the institution of any insolvency, bankruptcy, liquidation, reorganization, or other similar proceedings, or any receivership proceedings in connection therewith, relative to Parent, its Subsidiaries, or their property, (ii) any proceedings for voluntary liquidation, dissolution, or other winding up of Parent or any of its Subsidiaries, whether involving insolvency or bankruptcy proceedings, or (iii) an assignment for the benefit of creditors, or an arrangement, adjustment, composition or relief of Parent or any of its Subsidiaries or their respective debts or any marshaling of the property of Parent or any of its Subsidiaries, then, in each case, (x) all Senior Indebtedness shall first be paid in full before any payment is made by or on behalf of Parent or any of its Subsidiaries on the Obligations; (y) any payment or distribution of any kind or character (whether in cash, securities, property, by set-off, or otherwise) to which Registered Holder would be entitled but for the provisions of this Section 5(f) (including, without limitation, any payment or distribution which may be payable or deliverable to such holders by reason of the payment of any other Debt of Parent or its Subsidiaries being subordinated to payment of the Obligations) shall be paid or delivered by the Person making such payment or distribution, whether a trustee in bankruptcy, a receiver, a liquidating trustee, or otherwise, directly to the agent or other representative of the holders of the Senior Indebtedness, for the benefit of the holders of the Senior Indebtedness, as their interest may appear, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid.  In the event that, in the circumstances contemplated by this Section 5(f), and notwithstanding the foregoing provisions of this Section 5(f), Registered Holder shall have received any such payment or distribution of any kind or character (whether in cash, securities, property, by setoff, or otherwise) that they are not entitled to receive by the foregoing provisions, before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be segregated and held in trust for the benefit of and immediately shall be paid over to the agent or other representative of the holders of the Senior Indebtedness, for the benefit of the holders of the

Senior Indebtedness, as their interest may appear, for application against the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full.

(g)          If Registered Holder does not file a proper claim or proof of debt or other document or amendment thereof in the form required in any proceeding under the Bankruptcy Code prior to 30 days before the expiration of time to file such claim or other document or amendment thereof, then the agent or other representative of the holders of the Senior Indebtedness shall have the right (but not the obligation) in such proceeding, and hereby irrevocably is appointed lawful attorney of Registered Holder for the purpose of enabling the agent or other representative of the holders of the Senior Indebtedness to demand, sue for, collect, receive and give receipt for the payments and distributions in respect of the Obligations that are made in such proceeding and that are required to be paid or delivered to the holders of the Senior Indebtedness as provided in Section 5(f), and to file and prove all claims therefor and to execute and deliver all documents in such proceeding in name of Registered Holder or otherwise in respect of such claims, as the agent or other representative of the holders of the Senior Indebtedness reasonably may determine to be necessary or appropriate.

(h)          Registered Holder hereby acknowledges and agrees that (i) its Liens in and to the property of Borrower and the Guarantors shall under all circumstances be junior in priority and subordinated to the Liens granted at any time and from time to time pursuant to the Senior Loan Documents and that Registered Holder shall not have any claim to or in respect of such property, or any proceeds or realization of such property, on a parity with or prior to the claim of the holders of the Senior Indebtedness or any agent on behalf thereof, (ii) any Lien at any time granted to or otherwise obtained by the holders of the Senior Indebtedness or any agent on behalf thereof with respect to such property shall have priority over, and shall be senior to, any Lien therein at any time granted to or otherwise obtained by Registered Holder, and (iii) until the Senior Indebtedness have been paid in full, the exercise of rights and remedies in respect of the Liens granted to Registered Holder under the Security Instruments and applicable law shall be limited to the extent set forth in, and shall be governed by, this Note.

(i)            The priority agreement set forth above in Section 5(h) shall be applicable irrespective of the order, time or method of the creation, attachment, or perfection of the Liens granted pursuant to the Senior Loan Documents, or the order or time of filing or recordation of any document or instrument for perfecting such Liens, and notwithstanding any conflicting terms or conditions that may be contained in the Security Instruments.

(j)           No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent or any of its Subsidiaries, or by any non-compliance by Parent or any of its Subsidiaries or by Registered Holder with the terms, provisions, and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.  Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Registered Holder, without incurring responsibility to Registered Holder, and without impairing or releasing the subordination provided in this Section 5 or the obligations of Registered Holder to the holders of the Senior Indebtedness, do any one or more of the following:  (a) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, any Senior Indebtedness or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing any Senior Indebtedness; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable under or in respect of the Senior Indebtedness; (d) fail or delay in the perfection of Liens securing the Senior Indebtedness; (e) exercise or refrain from exercising any rights against Parent, Borrower, any of their respective Subsidiaries and any other Person; or (f) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Indebtedness.

(k)          The provisions of this Section 5 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand, and Registered Holder on the other hand, and nothing herein shall impair, as between Borrower and the Guarantors, on the one hand, and Registered Holder, on the other hand, the obligation of Borrower and the Guarantors, which is unconditional and absolute, to pay to the holders thereof the principal thereof and premium, if any, and interest thereon in accordance with their terms and the provisions hereof, nor shall anything herein prevent Registered Holder from exercising all remedies otherwise permitted by applicable law or hereunder upon default under this Note (including the right to demand payment and sue for performance hereof and of the Notes and to accelerate the maturity thereof), subject to the rights of holders of Senior Indebtedness under this Note.

(l)            The agreements contained in this Section 5 shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time any payment (or any part of any payment) on the Senior Indebtedness shall be returned by any holder of Senior Indebtedness:  (i) under any state or federal law upon or following the insolvency, bankruptcy, or reorganization of Parent or any of its Subsidiaries or otherwise; or (ii) by reason of any settlement or compromise of any claim against such holder for repayment or recovery of any amount on account of any Senior Indebtedness; in each case, as though such payment had not been made.

(m)         The foregoing provisions of this Section 5 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of Senior Indebtedness, and such provisions are made for the benefit of, and may be enforced directly by, holders of Senior Indebtedness, who hereby are expressly stated to be intended beneficiaries of this Section 5, notwithstanding any rescission of this Note by the parties hereto.

6.            Events of Default.

(a)          Definition. Each of the following shall constitute an Event of Default under this Note:

(i)            Payment Default. The failure by Borrower to pay any principal of or interest on the Obligations (or any other amount) payable under this Note or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(ii)           Non-Payment Default. The failure by Borrower or any Guarantor to fully and timely observe and comply with any of its obligations under this Note and the other Loan Documents.

(iii)          False Representation. Any representation or warranty made by Borrower or any Subsidiary in any of the Loan Documents proves to have been untrue in any material respect.

(iv)         Material Adverse Effect.  An event or development occurs which could reasonably be expected to result in a Material Adverse Effect.

(v)          Other Debt. Borrower or any Guarantor shall fail to pay any principal of or interest on any of its Debt (excluding Debt evidenced by this Note) in excess of $100,000, or any premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case, prior to the stated maturity thereof;

(vi)         Voluntary Insolvency Proceeding. Parent or any of its Subsidiaries (A) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (B) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (C) shall make a general assignment for the benefit of creditors, or (D) shall take any action to authorize or effect any of the actions set forth above in this subsection (vi).

(vii)        Involuntary Insolvency Proceeding.  Any proceeding shall be instituted against Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur.

(viii)       Judgments; Settlements.  One or more judgments or orders for the payment of money exceeding $50,000 in the aggregate shall be rendered against Parent or any of its Subsidiaries and remain unsatisfied, or the Parent or any of its Subsidiaries shall agree to the settlement of any one or more pending or threatened actions, suits or proceedings affecting Borrower or any Guarantor before any court or other Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $50,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order or settlement shall not give rise to an Event of Default under this subsection (viii) if and for so long as (A) the amount of such judgment, order or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order or settlement;

(ix)         ERISA.  (A) Borrower, any Guarantor, or any of their respective ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, Borrower, any Guarantor, or any of their respective ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $50,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof Borrower’s, any Guarantor’s, or any of their respective ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $50,000; or (B) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to Borrower or any Guarantor by Lender, (I) such Termination Event (if correctable) shall not have been corrected, and (II) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $50,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code, the liability is in excess of such amount).

(x)          Cessation of Business.  Any cessation of a substantial part of the business of Parent or any of its Subsidiaries for a period which materially and adversely affects the ability of Parent or any of its Subsidiaries to continue its business on a profitable basis.

(xi)         Challenges.  Any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against Borrower or any Guarantor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Borrower or any Guarantor or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Guarantor shall deny in writing that it has any liability or obligation purported to be created under any Loan Document.

(xii)        Criminal Indictments.  The indictment, or the threatened indictment of Borrower or any Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person.

(xiii)       Destruction of Collateral.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower of any Guarantor, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect.

(xiv)       Senior Loan Agreement.  An Event of Default (as such term is defined under the Senior Loan Agreement) shall have occurred and is continuing under the Senior Loan Agreement.

(xv)        Lien Priority. The Liens granted in any Security Instrument, after delivery thereof, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Lender on any Collateral purported to be covered thereby.

(b)          Consequences of Events of Default.  Upon the occurrence and during the continuance of an Event of Default, Lender may (i) declare all or any portion of the Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Note and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (a)(vi) or (a)(vii) of this Section 6, without any notice to Borrower, any Guarantor or any other Person or any act by Lender, all Obligations then outstanding and all other amounts due under this Note and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by Borrower.

7.            Usury Laws.  It is the intention of Borrower and Lender that Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to Lender notwithstanding the other provisions of this Note), then, in that event, notwithstanding anything to the contrary in this Note or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to Lender that is contracted for, taken, reserved, charged or received by Lender under this Note or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Lender, as applicable, to the Borrower); and (b) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Note or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically by Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by Lender to Borrower).  All sums paid or agreed to be paid to Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to Lender, be amortized, prorated, allocated and spread throughout the full term of Obligations until payment in full so that the rate or amount of interest on account of any Obligations hereunder does not exceed the maximum amount allowed by such applicable law.  If at an time and from time to time (x) the amount of interest payable to Lender on any date shall be computed at the Highest Lawful Rate applicable to Lender pursuant to this Section 7, and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to Lender would be less than the amount of interest payable to Lender computed at the Highest Lawful Rate applicable to Lender, then the amount of interest payable to Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to Lender until the total amount of interest payable to Lender shall equal the total amount of interest which would have been payable to Lender if the total amount of interest had been computed without giving effect to this Section 7.

For purposes of this Section 7, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower and the Lender that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Note, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

8.            Affirmative Covenants. In addition to the covenants and agreements of Borrower made elsewhere in the Loan Documents, Borrower covenants and agrees, unless Lender shall otherwise consent in writing, that Borrower shall:

(a)          Corporate Existence.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b)          Comply With Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(c)          Financial Reporting. Promptly furnish to Lender such information regarding the business affairs, financial condition, assets, liabilities, operations, and transactions of Borrower or any Subsidiary as Lender may reasonably request, and, without limiting the foregoing, furnish to Lender the following:

(i)            As soon as available, and in any event within 90 days after the Closing Date, a consolidated balance sheet as at the Closing Date (the “Closing Date Financial Statement”) prepared by Borrower, in a form acceptable to Lender, signed by an Authorized Officer of Borrower, which balance sheet shall be prepared in accordance with GAAP;

(ii)           As soon as available, and in any event within 30 days from the end of each calendar month of Borrower, a financial statement, prepared by Borrower, in a form acceptable to Lender, signed by an Authorized Officer of Borrower, showing the financial condition of Borrower and each of its Subsidiaries, on a consolidated basis (if applicable), at the end of such calendar month and the results of operations during such calendar month, which financial statement shall be prepared in accordance with GAAP and shall include, but shall not be limited to, a balance sheet, income statement, and such other matters as Lender may reasonably request, setting forth, in each case comparisons to Borrower’s annual budget and to the corresponding period in the preceding fiscal year;

(iii)          As soon as available, and in any event within 45 days from the end of each quarterly period of Borrower, a financial statement, prepared by Borrower, in a form acceptable to Lender, signed by an Authorized Officer of Borrower, showing the financial condition of Borrower and each of its Subsidiaries, on a consolidated basis (if applicable), at the end of such quarterly period and the results of operations during such quarterly period, which financial statement shall be prepared in accordance with GAAP and shall include, but shall not be limited to, a balance sheet, income statement, and such other matters as Lender may reasonably request, setting forth, in each case comparisons to Borrower’s annual budget and to the corresponding period in the preceding fiscal year;

(iv)         A Compliance Certificate shall be due within 45 days after the end of each fiscal quarter, signed and certified by an Authorized Officer of Borrower;

(v)          As soon as available, and in any event within 120 days from the end of Borrower’s fiscal year, an audited financial statement, prepared by an independent certified public accounting firm acceptable to Lender, showing the financial condition of Borrower and each of its Subsidiaries, on a consolidated basis (if applicable), at the close of its fiscal year and the results of its operations during such fiscal year and which financial statement shall be materially complete and correct and shall be prepared in accordance with GAAP and shall include, but shall not be limited to, an operating statement, a balance sheet, an income statement, a statement of cash flows, a statement of changes in shareholder’s equity, and such other matters as Lender may reasonably request;

(d)          Movement of Collateral. (i) Comply with [Section 4.4] of the Security Agreement, (ii) if required by Lender, cause the landlord, warehouseman, tenant, and/or subtenant at the particular location where Inventory or Equipment is located to execute and deliver to Lender a lien waiver, in form and substance satisfactory to Lender, and (iii) take any other actions reasonably required by Lender to ensure the continued perfection of the security interests granted under the Security Agreement;

(e)          Subsidiary Guaranty. (i) Cause any now existing or hereafter created direct or indirect Subsidiary of Borrower to fully and unconditionally guaranty the Obligations in a manner acceptable to Lender, to grant a first security interest in and to all of its assets as security for the Obligations, and to cause its outstanding stock to be pledged as collateral for the Obligations, and (ii) at such time, if ever, that MFA becomes obligated with respect to, or grants Liens on its assets to secure, the Debt of Borrower under the Senior Loan Agreement, cause MFA to similarly become obligated with respect to, or grant Liens on its assets to secure, the Obligations;

(f)           Inspections. Permit, and cause each of its Subsidiaries to permit, Lender and representatives of Lender at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g)          Further Assurances. Promptly cure any defects in the execution and delivery of the Loan Documents and immediately execute and deliver to Lender all such other and further instruments as may be reasonably required by Lender from time to time in order to satisfy or comply with the covenants and agreements of Borrower made in this Note;

(h)          Reimbursement. Promptly reimburse Lender upon request for all reasonable amounts expended, advanced, or incurred by Lender as are reasonably necessary (i) to satisfy any obligation of Borrower under this Note, (ii) to protect the assets or business of Borrower or any of its Subsidiaries, (iii) to collect the Senior Indebtedness, or any other amounts advanced under this Note or otherwise on behalf of Borrower, or (iv) to enforce the rights of Lender under the Loan Documents, which amounts will include, without limitation, all reasonable court costs, attorneys’ fees, and fees of auditors, accountants, and investigators incurred by Lender in connection with any such matters, together with interest at the Default Rate on each such amount from 30 days after the date of notification to Borrower that the same was expended, advanced or incurred by Lender until the date it is repaid to Lender;

(i)            Maintain Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to Lender;

(j)           Copyright. Prior to the time any property described in or covered by any Security Instrument is copyrighted, licensed, patented, or trademarked by Borrower or any of its Subsidiaries, pursuant to any duly filed registration or otherwise, or is subjected to any registered copyright, license, patent, or trademark by Borrower or any of its Subsidiaries, notify Lender thereof and take (or cause to be taken) all actions necessary to preserve the perfection and first priority of Lender’s security interest in and to such property;

(k)          Foreign Qualification. Qualify as a foreign corporation in all other jurisdictions wherein the property now or hereafter owned by Borrower, any Subsidiary or the business now or hereafter transacted by Borrower or any Subsidiary makes such qualifications necessary;

(l)            Reportable Events. Furnish to Lender (i) as soon as possible, and in any event within 30 days after Borrower or a duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan, if such filing has been authorized, and (ii) promptly after receipt thereof, a copy of any notice Borrower may receive from the United States Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any Reportable Event;

(m)         Additional Notices. In addition to, and without in any way limiting, the other requirements in this Note provide certain notices to Lender, deliver to Lender, promptly upon any officer of Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of Borrower, or other Authorized Officer of Borrower, advising Lender of the occurrence of such event or circumstance and the steps, if any, being taken by Borrower with respect thereto:

(i)            any Default or Event of Default;

(ii)           any litigation or proceeding involving Borrower as a defendant or in which any Property of Borrower is subject, directly or indirectly, to a claim, and the uninsured amount in controversy is in excess of $250,000.00;

(iii)          any Reportable Event or imminently expected Reportable Event with respect to any Plan;

(iv)         at least 10 Business Days prior thereto, of Borrower’s or any Subsidiary’s opening of any new office or place of business or Borrower’s or any Subsidiary’s closing of any existing office or place of business;

(v)          any labor dispute to which Borrower or any Subsidiary may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any of them is a party or by which they are bound, in each case where the same could reasonably be expected to cause a Material Adverse Effect;

(vi)         any material change in the management of Borrower or any Subsidiary; and

(vii)        any other event or occasion which could reasonably be expected to cause a Material Adverse Effect.

(n)          INDEMNITY.  BORROWER SHALL AND DOES HEREBY INDEMNIFY AND HOLD HARMLESS LENDER, THE DIRECTORS, TRUSTEES, SUBSTITUTE TRUSTEES, OFFICERS, PARTNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, ATTORNEYS, SUCCESSORS AND PERMITTED ASSIGNS OF LENDER, AND ANY PERSONS OWNED OR CONTROLLED BY, OWNING OR CONTROLLING, OR UNDER COMMON CONTROL OR AFFILIATED WITH LENDER, FROM AND AGAINST, AND REIMBURSE THEM ON DEMAND FOR, ANY AND ALL INDEMNIFIED MATTERS (DEFINED BELOW). HOWEVER, SUCH INDEMNITIES SHALL NOT APPLY TO A PARTICULAR INDEMNIFIED PERSON TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON. NOTHING IN THIS SECTION, ELSEWHERE IN THIS NOTE, OR IN ANY OTHER LOAN DOCUMENT SHALL LIMIT OR IMPAIR ANY RIGHTS OR REMEDIES OF LENDER, OR ANY OTHER INDEMNIFIED PERSON, INCLUDING WITHOUT LIMITATION, ANY RIGHTS OF CONTRIBUTION OR INDEMNIFICATION, AGAINST BORROWER OR ANY OTHER PERSON UNDER ANY OTHER PROVISION OF THIS NOTE, ANY OTHER LOAN DOCUMENT, ANY OTHER AGREEMENT, OR ANY APPLICABLE REQUIREMENT OF LAW.  AS USED HEREIN, THE TERM “INDEMNIFIED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, LIABILITIES (INCLUDING STRICT LIABILITY), DAMAGES (EXCLUDING CONSEQUENTIAL AND PUNITIVE DAMAGES), CAUSES OF ACTION, JUDGMENTS, PENALTIES, FINES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER PROFESSIONAL CONSULTANTS AND EXPERTS, AND OF THE INVESTIGATION AND DEFENSE OF ANY CLAIM, WHETHER OR NOT SUCH CLAIM IS ULTIMATELY DEFEATED, AND THE SETTLEMENT OF ANY CLAIM OR JUDGMENT INCLUDING ALL VALUE PAID) OR GIVEN IN SETTLEMENT) OF EVERY KIND, KNOWN OR UNKNOWN, FORESEEABLE OR UNFORESEEABLE, WHICH MAY BE IMPOSED UPON, ASSERTED AGAINST, OR INCURRED OR PAID BY LENDER OR ANY INDEMNIFIED PERSON AT ANY TIME AND FROM TIME TO TIME, WHENEVER IMPOSED, ASSERTED, OR INCURRED, BECAUSE OF, RESULTING FROM, IN CONNECTION WITH, OR ARISING OUT OF ANY TRANSACTION, ACT, OMISSION, EVENT, OR CIRCUMSTANCE IN ANY WAY CONNECTED WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT, INCLUDING DISBURSEMENT OF PROCEEDS AND ANY CIRCUMSTANCE ARISING FROM OR IN CONNECTION WITH LENDER’S OBLIGATIONS HEREUNDER. THE TERM “RELEASE DATE” AS USED HEREIN MEANS THE DATE ON WHICH THE OBLIGATIONS HAVE BEEN PAID AND PERFORMED IN FULL AND THE LOAN DOCUMENTS HAVE BEEN RELEASED; PROVIDED, THAT IF SUCH PAYMENT, PERFORMANCE, OR RELEASE IS CHALLENGED, IN BANKRUPTCY PROCEEDINGS OR OTHERWISE, THE RELEASE DATE SHALL BE DEEMED NOT TO HAVE OCCURRED UNTIL SUCH CHALLENGE IS REJECTED, DISMISSED, OR WITHDRAWN WITH PREJUDICE. THE INDEMNITIES IN THIS SECTION SHALL BE SOLELY FOR EVENTS OCCURRING PRIOR TO THE RELEASE DATE, SHALL NOT TERMINATE UPON THE RELEASE DATE OR UPON THE RELEASE, FORECLOSURE, OR OTHER TERMINATION OF ANY LOAN DOCUMENT, AND SHALL SURVIVE THE RELEASE DATE, THE PAYMENT AND PERFORMANCE OF THE OBLIGATIONS, THE DISCHARGE AND RELEASE OF THE LOAN DOCUMENTS, ANY BANKRUPTCY OR OTHER DEBTOR RELIEF PROCEEDING, AND ANY OTHER EVENT WHATSOEVER. THE TERMS OF THIS SECTION ARE CUMULATIVE WITH, AND NOT LIMITED BY, THE TERMS AND PROVISIONS OF ANY SECURITY INSTRUMENT.

BORROWER HEREBY AGREES THAT THE FOREGOING INDEMNITIES SET FORTH ABOVE IN THIS SECTION 8(n) SHALL BENEFIT LENDER AND LENDER’S ASSIGNEES AND THEIR RESPECTIVE SECURED CREDITORS, INCLUDING WITHOUT LIMITATION SOLUNET AGENT.

9.            Negative Covenants. Until payment in full of this Note and performance of all other Obligations of Borrower hereunder, Borrower covenants and agrees that Borrower will not, either directly or indirectly, itself or through any of its Subsidiaries:

(a)          Permitted Debt. Incur, create, assume, or permit to exist any Debt, on a consolidated basis, except for Permitted Debt;

(b)          Permitted Investments. Make or permit to remain outstanding any loans or advances to or investments in any Person, including, without limitation to any Affiliate, except that the foregoing restrictions shall not apply to (i) investments existing on the date hereof, as set forth on Schedule 9(b) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances in cash among the Borrower and the Guarantors, made in the ordinary course of business, (iii) agreements with franchisees entered into in the ordinary course of business permitting such franchisees to pay any applicable Up Front Franchise Fee to Borrower or the applicable Guarantor over time in a manner that is consistent with historical practices, and (iv) Permitted Investments;

(c)          No Mergers, Consolidations or Acquisitions. Consolidate with or merge with or into any other Person or acquire all or substantially all of the assets or capital stock of any Person; provided, however, that any Guarantor (other than Parent) may be (i) merged with and into any other Guarantor (other than Parent) or with and into the Borrower, or (ii) liquidated or dissolved, in each case, so long as (A) no other provision of this Note would be violated thereby, (B) such Person gives Lender at least 30 days prior written notice of such merger, liquidation or dissolution, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) Lender’s rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, liquidation, or dissolution, and (E) the surviving Person in any merger or consolidation with the Borrower shall be the Borrower and (F) the surviving Person in any merger or consolidation is joined as a party to a Guaranty and a Security Agreement and the Capital Stock of such Person is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(d)          No Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the UCC or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets (except Inventory sold in the ordinary course of business subject to customary return and refund rights) subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens;

(e)          No Change of Control.  Permit any Change of Control of Borrower;

(f)           No Transfer of Assets. Sell, lease, sublease, transfer, convey, or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets (including without limitation granting a new franchise, approving the opening of a new store by a franchisee of Borrower or a Guarantor, or selling, closing or otherwise disposing of one or more store locations), whether now owned or hereafter acquired (or agree to do any of the foregoing), other than Permitted Dispositions and transactions permitted under Section 9(c);

(g)          No Change in Business. Change the general character of business as conducted as of the date hereof or engage in any type of business not reasonably related to its business as presently and normally conducted;

(h)          No Change in Accounting Practices. Materially change accounting practices, methods, or standards or the reporting format for any information furnished to Lender under the terms and provisions of this Note, which accounting practices shall conform with GAAP throughout the term of this Note;

(i)            Restricted Payments.  (i)  Declare or pay any dividend or other Distribution, direct or indirect, on account of any Capital Stock of Borrower or any Guarantor or any of their respective Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of Borrower or any Guarantor or any direct or indirect parent of Borrower or any Guarantor, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of Borrower or any Guarantor, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by Borrower or any Guarantor or any of their respective Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of Borrower or any Guarantor or any of their respective Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of Borrower or any Guarantor; provided, however, that (x) so long as no Event of Default has occurred or would result therefrom and (y) (I) with respect to clauses (A), (B), (C), (D), and (E) below, so long as after giving effect thereto the Borrower has Excess Availability of at least $3,000,000 after giving effect thereto, and (II) with respect to clause (F) below, so long as after giving effect thereto the Borrower has Excess Availability of at least $2,000,000 after giving effect thereto, (A) Borrower and its Subsidiaries may pay dividends or make advances to the Parent (1) in amounts necessary to pay the customary expenses of the Parent in the ordinary course of its business solely as a result of its ownership and operation of the Borrower and its Subsidiaries (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (2) in amounts necessary to enable the Parent to pay taxes when due and owing solely as a result of its ownership of the Borrower and its Subsidiaries, (B) any Subsidiary of the Borrower may pay dividends to or make distributions to Borrower, (C) the Parent may pay dividends in the form of common Capital Stock, (D) Parent and its Subsidiaries may pay amounts necessary to repurchase any equity securities of Parent from its employees, officers or directors, in an aggregate amount not in excess of $200,000 in an any Fiscal Year, (E) Parent and its Subsidiaries may pay expenses incurred by Borrower and the Guarantors on or before the date hereof in connection with this Note and the other Loan Documents and the transaction contemplated thereby, and (F) Borrower may pay any fees payable to Sun (or its Affiliates) pursuant to the terms and conditions of the Sun Management Agreement, in an aggregate amount during any Fiscal Year not greater than $1,000,000, and (G) Borrower may pay any fees payable to MFOL pursuant to the terms and conditions of the MFOL Management Agreement, in an aggregate amount during any Fiscal Year not greater than $1,000,000.

(j)           Margin Stock. Own, purchase, or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Lender shall have received an opinion of counsel satisfactory to the effect that such purchase or acquisition will not cause this Note to violate Regulations U or X or any other regulation of the Federal Reserve Board then in effect;

(k)          No Change in Fiscal Year. Change its fiscal year without first notifying Lender; and

(l)            Tax Returns. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.         Cancellation. After all principal and accrued interest at any time owed on this Note have been paid in full, this Note will be surrendered to Borrower for cancellation; provided that this Note shall be reinstated in accordance with its terms if any amounts paid to the Registered Holder are rescinded, returned, reduced or restored.

11.         Descriptive Headings; Governing Law. The descriptive headings of the several Sections of this Note are inserted for convenience only and do not constitute a part of this Note. This Note will be governed by the internal law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of law of any jurisdiction other than the State of New York.

12.         Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, then the payment will be due and payable on, and the time period will automatically be extended to, the next Business Day immediately following such day which is not a Business Day.

13.         General. This Note constitutes the entire agreement among Borrower and the Registered Holder of this Note with respect to the subject matter hereof; supersedes any and all prior understandings relating to such subject matter; and will be binding upon and inure to the benefit of Borrower, the Registered Holder of this Note and their respective successors and permitted assigns. The provisions of Section 5 of this Note also shall inure to the benefit of the holders of Senior Indebtedness.  This Note amends and restates the Amended Promissory Note in its entirety.

14.         Assignment. The rights and obligations of Borrower hereunder shall not be assigned without the prior written consent of Lender.  Any assignment by Borrower in violation of the terms of this Section 14 shall be null and void and of no force or effect.  Lender may assign its rights and obligations hereunder (collaterally or otherwise) without Borrower’s consent, and promptly after Lender gives Borrower written notice of each such assignment, Borrower shall record the same in the registry required to be maintained by Borrower under this Note.

15.         No Waiver; Remedies, etc.  No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of Lender provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of Lender under any Loan Document against any party thereto are not conditional or contingent on any attempt by Lender to exercise any of their rights under any other Loan Document against such party or against any other Person.

16.         Counterparts. This Note may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

17.         Amendments. This Note may be amended or waived only by a written instrument signed by Borrower and the Registered Holder, with the written consent of the Solunet Agent (as the collateral assignee of Lender) and Senior Agent (on behalf of the holders of the Senior Indebtedness).

18.         Payments Net of Withholding Taxes. Any and all payments by Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes. If Borrower shall be required by law to deduct any federal, state or local taxes from or in respect of any sum payable hereunder or under this Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 17) the Registered Holder receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of federal, state or local taxes, Borrower shall furnish to the Registered Holder the original or a certified copy of a receipt evidencing payment thereof. The Registered Holder (or any previous Registered Holder) shall not be obligated to return or refund any amounts received pursuant to this Section 17.

* * * *

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the date specified above.

MATTRESS FIRM, INC.,
a Delaware corporation

By:	/s/ Jim R. Black
Name: James R. Black
Title: CFO, Secretary and Treasurer

Accepted and Agreed to:

SLN FINANCE, LLC,
a Delaware limited liability company

By:	/s/ C. Deryl Couch
Name: C. Deryl Couch
Title: Assistant Secretary

ENDORSEMENT

PAY TO THE ORDER OF

Dated:	SLN FINANCE, LLC,
a Delaware limited liability company

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED
SENIOR SUBORDINATED PROMISSORY NOTE]